ROYALTY, DISTRIBUTION RIGHTS AND
                           JOINT COOPERATION AGREEMENT

         This Royalty, Distribution Rights and Joint Cooperation Agreement (this "Agreement"), is entered into as of this 7th day of April, 2004, among Alembic, Limited ("Alembic"), Xechem International, Inc. ("Xechem USA") and Xechem Pharmaceuticals Nigeria, Limited (the "Company").

                                    RECITALS

         A. Xechem USA is licensee from NIPRD with worldwide exclusive rights to manufacture and sell the product NIPRISAN, known as NICOSAN(TM)/HEXOXIN(TM) (the "Product").

         B. Xechem USA is a majority shareholder of the Company, and Alembic has a minority ownership position in the Company.

         C. The Company desires to establish a large scale manufacturing operation in Nigeria (the "Manufacturing Operation") to manufacture and sell the Product.

         D. Xechem USA has agreed to grant the Company a license to manufacture and sell the Product in Nigeria and other African countries in consideration for a royalty and upon the other terms and conditions set forth herein.

         E. Alembic has agreed to lend $3,000,000 or more to Xechem USA pursuant to that certain form of Convertible Promissory Note previously delivered to Alembic (the "Note"), on the condition that the Company pays Alembic a fee as provided herein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, Xechem USA, the Company, and Alembic hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

         Whenever used herein, the following words and terms shall have the meanings set forth in this ARTICLE I:

         1.1 "Affiliate" shall mean a person or entity controlled by or under common control with another person or entity, as more fully construed under the Securities Act of 1933, as amended.

         1.2 "API" means one or more Active Pharmaceutical Ingredients or Active Phyto-pharmaceutical Ingredients, as the case may be, contained in the Product.

         1.3 "Confidential Information" shall mean confidential, non-public technical information, including without limitation, proprietary data, technical know-how, trade secrets, formulae, production processes, manufacturing, engineering and drawings, and similar information oral or written or in other tangible forms recording or evidencing Xechem USA's or the Company's proprietary expertise relating to the Products.

         1.4 "Copyrights" shall mean all copyrights and registrations, owned by Xechem USA relating to the Product.

         1.5 "Improvement" shall mean any modification, improvement or derivative work of the Licensed Property as contemplated by SECTION 2.7.

         1.6 "Licensed Property" shall mean the Product Rights, Trademarks, Trade Secrets, Copyrights, and Improvements licensed hereunder.

         1.7 "Licensed Territory" shall mean the geographic area constituting the country of Nigeria and other African countries.

         1.8 "Product Rights" shall mean Xechem USA's right to manufacture, produce, market, sell, distribute and exploit the Product.

         1.9 "Trademarks" shall mean (a) the service marks, trademarks, and trade names incorporating the words "Xechem", NICOSAN(TM) or HEXOXIN(TM), and all derivations of such service marks, trademarks and trade names, and (b) any other service marks, trademarks, and trade names created during the License Term and relating to the Product.

         1.10 "Trade Secrets" shall mean all technical information, business information and know how, now or hereafter possessed by Xechem USA with respect to manufacturing the Product.

                                   ARTICLE II

                       GRANT OF RIGHTS; CONDUCT BY PARTIES

         2.1 GRANT OF RIGHTS. Subject to the terms and conditions of this Agreement, for the License Term (as defined below), Xechem USA hereby grants to the Company and the Company hereby accepts from Xechem USA, a non-transferable license to use the Licensed Property in the Licensed Territory to manufacture, produce, sell, distribute, market and exploit the Product within the Licensed Territory. The license shall be exclusive with respect to the Licensed Territory. In addition, subject to the terms and conditions of this Agreement, for the License Term, Xechem USA hereby grants to the Company the limited right to sell the Product or the corresponding API to Xechem USA for sale in the United States through Xechem USA, one of its affiliates or other person approved by Xechem USA. Prior to the Commencement Date (as defined below), the Company shall have the right to use the Licensed Property as reasonably necessary to establish a Manufacturing Operation. Other than as set forth above, the Company shall have no right to manufacture, distribute, sell, market or exploit the Product in any other territory.

         2.2 NO OTHER LICENSES. Xechem USA represents and warrants that it has not granted any other license for the Licensed Property in the Licensed Territory and agrees that it will not grant any licenses or permit access to the Licensed Property in the License Territory to any other entity whatsoever.

         2.3 NO RIGHT TO SUBLICENSE. The Company shall not have the right to sublicense to others any of the rights that have been granted under ARTICLE II hereof.

         2.4 RESERVATION OF RIGHTS. Any right or license not expressly granted to the Company is reserved to Xechem USA. Except as expressly set forth herein, no express or implied license is granted to the Company to use, receive, reproduce, copy, market, sell, distribute, license, or sublicense the Licensed Property. The Company acknowledges that Xechem USA is the owner of the entire right, title and interest in and to the Licensed Property, acknowledges the validity of Xechem USA's title to or right to use, as the case may be, the Licensed Property, and agrees not to challenge or cooperate in challenging Xechem USA's rights in any of the Licensed Property. The Company further agrees that during the License Term and thereafter, the Company shall not without the consent of Xechem USA: (a) apply for or seek registration anywhere at any time of any of the Trademarks or any components or any words or marks confusingly similar thereto; or (b) do anything or commit any act which might prejudice or adversely affect the validity of the Licensed Property or the ownership of Xechem USA thereof.

         2.5 CONFIDENTIALITY. Each of the parties hereto agrees with respect to Confidential Information which it received from the other party, not to disclose any of the Confidential Information to any person or other entity, or to reduce the Confidential Information to writing or reproduce it without prior and specific written permission from the other, except to the extent required to be disclosed to directors, officers, employees, accountants, attorneys, and agents of either of the parties and except to the extent such information is required to be reduced to writing in internal reports of the parties. Each of the parties hereto will take all reasonable steps necessary to ensure that the obligations and restrictions imposed on it by this Agreement are observed by its directors, officers, employees, accountants, attorneys and agents, such reasonable steps shall include, but are not limited to, requiring any such entities or persons to sign a Confidentiality Agreement with regard to the Confidential Information. The obligations set forth above shall not apply to any Confidential Information which either party is able to demonstrate to the other's satisfaction:

             (a) was known by either party through independent third parties prior to the execution of this Agreement; or

             (b) was publicly known prior to the execution of this Agreement or which became publicly known after the execution of this Agreement through no fault of either of the parties or its directors, employees, officers, accountants, attorneys or agents; or

             (c) becomes available to either party at any time from another source which is under no obligation of confidentiality directly or indirectly, to either of the parties with respect thereto. The confidentiality obligations hereunder shall survive the expiration or termination of this Agreement for a period of ten (10) years.

         2.6 DISCLOSURE OF INFORMATION. The Company shall timely provide and disclose to Xechem USA full and complete detailed information with respect to all present and future improvements, inventions, know-how and the like, made by the Company during the term of the License Term which relate to the Licensed Property.

         2.7 IMPROVEMENTS. Any and all rights in and to improvements, inventions, know-how and the like relating to the Licensed Property and made by the Company shall belong to Xechem USA. Any trademarks, service marks and trade names, create jointly or individually by either or both of Xechem USA or the Company, and relating to the Products, shall exclusively belong to Xechem USA with the rights to the Company for use in Nigeria and other African countries. If requested by Xechem USA, the Company shall, without further consideration, do all acts necessary for obtaining, sustaining, reissuing or extending patents, trademarks, copyrights or similar right based on improvements to the Licensed Property and shall give testimony and otherwise provide evidence in cases of interference. All improvements shall be considered Confidential Information.

                                  ARTICLE III

                                 TERM OF LICENSE

         3.1 TERM. The term of this license granted pursuant to ARTICLE II of Agreement (the "License Term") shall commence on the date the Manufacturing Operation is fully approved by all governmental and regulatory bodies to manufacture the Product (the "Commencement Date"), and shall terminate fifteen years from the Commencement Date, or such earlier date as a result of a termination as provided in SECTION 3.2.

         3.2 EARLY TERMINATION. Subject to SECTION 4.3 of this Agreement, if any Royalty payments to Xechem USA are in arrears for twenty (20) days after the delivery of notice of default by Xechem USA, or if the Company defaults in performing any other provision of this Agreement and such default continues for a period of thirty (30) days following delivery of notice of default by Xechem USA, or if the Company is adjudicated a bankrupt or becomes insolvent, or enters into a composition with or assignment for the benefit of creditors, or is subject to a voluntary or involuntary bankruptcy proceeding which is not dismissed within thirty (30) days from institution, or if a receiver is appointed for it, then Xechem USA shall have the right to terminate the License Term, and this Agreement and all rights and licenses granted to the Company hereunder shall terminate, without prejudice to Xechem USA's or Alembic's right to collect monies due or to become due under this Agreement, and without prejudice to any other rights of Xechem USA or Alembic. Notwithstanding anything to the contrary contained herein should NIPRD terminate its license with Xechem USA for the Product, Xechem USA shall have the right to terminate this Agreement. Xechem USA shall indemnify Alembic against any loss or damages which it may suffer or likely to suffer due to such early termination of agreement by Xechem USA; such indemnity shall be limited to actual losses or actual damages, shall not include consequential damages and shall not create any liability to Xechem where NIPRD wrongfully terminates its license with Xechem USA or where the Company's default on its obligations to Xechem USA is not caused by a breach by Xechem USA of its obligations to the Company.

         3.3 SETTLEMENT. Upon termination of the License Term for any reason, the Company shall duly account to Xechem USA and Alembic for all amount due under ARTICLE IV of this Agreement within ten (10) days of such termination, and shall immediately transfer to Xechem USA all rights which the Company may possess in patents, information, trade names and trademarks relating to the Licensed Property, and all rights and licenses granted to the Company pursuant to this Agreement shall immediately terminate.

                                   ARTICLE IV

                            ROYALTY AND FEE PAYMENTS

         4.1 XECHEM USA ROYALTY. In consideration for the use and license of the Licensed Property, during the Licensed Term, the Company shall pay to Xechem USA a royalty (the "Royalty") equal to the product of the Xechem Applicable Percentage (as defined below) multiplied by the Gross Product Sales Amount (as defined below). The Royalty shall be calculated quarterly, commencing the first occurring March 31, June 30, September 30 and December 31 after the Commencement Date. Subject to SECTION 4.3, the Company shall pay the Royalty to Xechem USA within forty-five (45) days of the end of each quarter. The Royalty shall be calculated and paid in U.S. dollars.

         (a) As used herein, "Xechem Applicable Percentage" shall be the following:

                  (i) For the period commencing the Commencement Date and ending on the first year anniversary of the Commencement Date, the percentage shall equal thirty percent (30%).

                  (ii) For the balance of the License Term thereafter, the percentage shall equal twenty-five percent (25%).

              (b) The term "Gross Product Sales Amount" shall mean the amount of gross sales revenue generated by the Company from sales of Products in the Licensed Territory, calculated on a cash received basis.

        4.2       ALEMBIC FEE.


              (a) As further inducement to Alembic to fund the Note, during the Licensed Term, the Company shall pay to Alembic a fee (the "Investment Fee") equal to the product of the Alembic Applicable Percentage (as defined below) multiplied by the Gross Product Sales Amount (as defined above). The Investment Fee shall be calculated quarterly, commencing the first occurring March 31, June 30, September 30 and December 31 after the Commencement Date. Subject to SECTION 4.3, the Company shall pay the Investment Fee to Alembic within forty-five (45) days of the end of each quarter. The Investment Fee shall be calculated and paid in U.S. dollars.

              (b) As used herein, "Alembic Applicable Percentage" shall be the following:

                  (i) For the period commencing the Commencement Date and ending on the fifth year anniversary of the Commencement Date, fifteen percent (15%);

                  (ii) For the period commencing on the fifth year anniversary of the Commencement Date and ending on the tenth year anniversary of the Commencement Date; ten percent (10%); and

                  (iii) For the period commencing on the tenth year anniversary of the Commencement Date and for the balance of the License Term thereafter, five percent (5%).

              (c) During the License Term, the Company shall pay to Alembic a fee the ("US Export Fee") of one percent of the amount of purchase price paid by Xechem USA for any Product or API sold by Xechem USA in the United States (the "US Gross Product Sales Amount") and internationally, except Nigeria.

             (d) Should Alembic fail to fund any scheduled payment under the Note on the date when due or within thirty (30) days thereafter, its rights to the Investment Fees set forth in this SECTION 4.2 and its rights under ARTICLE V hereof shall lapse, provided that such right shall not lapse if the non-funding was attributable to any default, act or omission of the Company and/or Xechem USA with respect to their obligations to Alembic.

             (e) In connection with the transactions contemplated hereby, upon the execution and delivery of this Agreement by Alembic, Xechem USA shall issue to Alembic a warrant for 10,000,000 shares of common stock of Xechem USA, with an exercise price of $0.20 per share, and in the form attached as EXHIBIT A.

         4.3      CALCULATION AND PAYMENT OF ROYALTY AND INVESTMENT FEE.

             (a) Within forty-five (45) days of the end of a calendar quarter, the Company shall prepare and send to Alembic and Xechem a statement (the "Quarterly Statement") setting forth the quantity of Product produced in such quarter, the amount of the Product in inventory, the amount of the Product sold in the Licensed Territory and the amount of sales of Product and/or API to the United States, the Gross Product Sales Amount, the US Gross Product Sales Amount, and a calculation of the Royalty, Investment Fee, and the US Export Fee, which amounts shall be certified as true and accurate by the Chief Financial Officer of the Company. The Quarterly Statement shall be in such form as the parties hereto agree.

             (b) All calculations of the Gross Product Sales Amount, US Gross Product Sales Amount, the Investment Fee and the Royalty shall be in US dollars. Any sales of the Product in other than U.S. dollars shall be converted to U.S. dollars at the exchange rate in effect on the last business day of the quarter in which the sale was made and the Royalty, Investment Fee and US Export Fee calculated thereon.

             (c) The Company shall include payment for the Royalty, Investment Fee and US Export Fee with the Quarterly Statement. Notwithstanding the foregoing, if Xechem USA reasonably determines that the Company does not have adequate working capital to fully pay the Royalty, the Investment Fee and the US Export Fee, the Company shall only be required to pay such fees to the extent of its excess available capital. Any Royalty, Investment Fee and US Export Fee not paid by the Company hereunder shall accrue, without interest, and become payable upon the Company obtaining sufficient working capital to pay Xechem USA the amounts due to them hereunder.

             (d) The Company shall maintain complete and accurate financial books and records in accordance with generally accepted accounting principles, that fully and fairly reflect the transactions, properties, assets and liabilities of the Company. Alembic and Xechem USA shall have the right, and the Company shall permit them, to inspect and copy any of the Company's financial records as is reasonably necessary to verify the amounts due to them under this Agreement. If Alembic or Xechem USA have any objections to the calculation of the Royalty or the Investment Fee, they shall notify the Company in writing of their objections, specifying the amounts it believes to be inaccurate. The Company and Alembic or Xechem USA, as the case may be, shall promptly meet to resolve any differences. If the parties are not able to resolve their differences within thirty (30) days of the date of the objection notice, the dispute shall be referred to an independent auditor acceptable to both the parties, whose determination of the amounts shall be final. The cost of the auditor shall be paid by the objecting party; PROVIDED, HOWEVER, if such auditors refuse to resolve such dispute or make such computation, then the dispute shall be resolved by an arbitration held in New Brunswick, New Jersey, by an arbitration conducted in accordance with the rules of the American Arbitration Association ("AAA"), by an arbitrator who is an AAA member and who has been selected in accordance with its rules. In the event the Company miscalculated any fee hereunder, the Company shall promptly pay any deficiency to the appropriate party.

             (e) GUARANTEE BY XECHEM. Should the Company breach its obligation to pay Investment Fees to Alembic as set forth in SECTION 4.2, Xechem USA shall be responsible for payment of the fees otherwise payable to Alembic per SECTION 4.3.

                                   ARTICLE V

                                OTHER AGREEMENTS

         5.1 ALEMBIC ASSISTANCE. Alembic may offer certain production and or regulatory compliance personnel to assist the Company on or following the date of this Agreement in the set up and regulatory compliance of the Manufacturing Operation. The Company shall reimburse Alembic for its reasonable expenses for any assistance it accepts from Alembic. The Company shall not be obligated to pay for any such assistance or other work provided by Alembic unless expressly agreed to in writing. All parties hereto will negotiate in good faith regarding possible collaboration for royalties to Alembic in return for its marketing of the Product in the Licensed Territory.

         5.2 DISTRIBUTION RIGHTS. Alembic shall have the right of first offer regarding the licensing of any distribution rights with respect to the Product in the territory of Africa and India. Should the Company wish to use a third party to distribute the Product in any jurisdiction in Africa or in India, it shall provide Alembic with written notice ("Notice") of the terms upon which it decides to distribute such Product, which may include, among other things, an initial term and provision for renewal based upon achieving milestones or mutual agreement with the Company. Alembic will have thirty (30) days following delivery of such notice to elect to distribute the Product in such jurisdiction(s) on the terms set forth in the Notice (the "Designated Jurisdiction"). Should Alembic deliver timely notice of acceptance of the distribution terms set forth in the Notice, then it shall have the exclusive rights of distribution for the Product on behalf of the Company in the Designated Jurisdiction for so long as it abides by the terms of the distribution agreement.

                                   ARTICLE VI

                         INFRINGEMENTS AND OTHER ACTIONS

         6.1 INFRINGEMENT BY THIRD PARTIES. If any party becomes aware of any act or acts by any third party that would constitute an infringement of any Licensed Property in the Licensed Territory, or that would constitute an act of actionable unfair competition in the Licensed

Territory, Xechem USA in its discretion, on behalf of the Company, and for the benefit of the Company as regards any damages, profits and costs recovered, may take whatever action it believes is necessary to protect its rights under this Agreement. The cost of legal fees associated with any such action of enforcement shall be credited dollar-or-dollar against the Gross Revenues earned by the Company with respect to the quarter in which they are paid (thereby reducing Gross Revenues accordingly).

         6.2 COOPERATION BY THE PARTIES. The Company, Xechem USA and Alembic undertakes to cooperate fully with Xechem USA to supply any documentation, affidavits, testimony or other assistance which may be required to prosecute, settle, defend or otherwise dispose of any suits, claims, or demands relating to the Licensed Property.

         6.3 NONCIRCUMVENTION.

             (a) During the term of this Agreement, Alembic agrees not to take any action directly or indirectly itself or its subsidiaries or Affiliates, to sell or license Product, API or products substantially similar to the Product, except as expressly authorized pursuant to this Agreement.

             (b) Alembic agrees to cause each of its employees working on Xechem USA or Company matters and each independent contractor retained by it to work on Xechem USA or Company matters to execute the form of Confidentiality Agreement in the form attached as EXHIBIT B, and to deliver a copy of the same to Xechem USA. [TO BE REVIEWED BY ALEMBIC]

         6.4 CONFIDENTIALITY. Alembic agrees not to disclose to any person or entity any information regarding the Product's composition, manufacture, components, product manufacturing processes, pricing or other elements associated with the Product without Xechem USA's express written consent.

         6.5 NONSOLICITATION. Alembic agrees that during the term of this Agreement and for a period of one year thereafter, it will not directly or indirectly hire or solicit to hire as an employee, consultant or otherwise any person who is employed by Xechem USA, the Company or either of their respective Affiliates.

                                  ARTICLE VII

                               GENERAL PROVISIONS

         7.1 SEVERABILITY OF PROVISIONS. The provisions of this Agreement are severable. Should any part or provision of this Agreement be held unenforceable or in conflict with the law of the applicable jurisdiction, the validity of the remaining parts or provisions shall not be affected by such holding.

         7.2 REMEDIES. The remedies provided in this Agreement for breach or default on the part of any party shall not be deemed exclusive. Upon the default or breach of this Agreement by any party, the other party or parties shall have all rights available at law or in equity (including, but not limited to, the rights to recover damages and to seek and obtain injunctive relief without the necessity of posting bond) in addition to any remedies provided for herein. Each of the parties hereto consents to the jurisdiction and venue of the state or federal courts situated in or closest to New Brunswick, New Jersey for the resolution of any dispute with respect to the subject matter of this Agreement, except to the extent of express provision hereunder for arbitration of such dispute. Service of process shall be deemed valid if served in person or delivered by recognized international carrier to the address of the party entitled to notice as set forth in SECTION 7.4 below. The obligations of the parties hereunder shall survive any termination of the Agreement.

         7.3 SUCCESSORS IN INTEREST, ASSIGNS, TRANSFEREES. Successors in Interest, Assigns, Transferees The term of this agreement shall be binding upon and inure to the benefit of the parties and their respective permitted assigns, assignees, transferees and successors in interest. The Company shall not have a right to assign its rights and duties under this Agreement without the prior written consent of Xechem USA and Alembic. Alembic and Xechem USA shall have the right without notice or consent of the Company to assign its rights under this Agreement to any third party.

         7.4 NOTICES. Any notice provided for under this Agreement may be served by facsimile and courier of hard copy (by recognized international courier) delivered to the courier of same date, and if so served shall be effective two
(2) business days after the date of sending. Until otherwise changed by written notice delivered by the party entitled to notice to the other parties, notices to the Company and to Xechem USA shall be addressed to:

                                      Xechem International, Inc.
                                      100 Jersey Avenue, Building B, Suite 310
                                      New Brunswick, NJ  08901-3279
                                      Attention:        Ramesh Pandey, CEO
                                      Telephone:        (732) 247-3300
                                      Facsimile:        (732) 247-4090
                                      E-Mail:  ramesh@xechem.com

              With a copy to:         Shefsky & Froelich Ltd.
                                      444 North Michigan Avenue/Suite 2500.
                                      Chicago, IL  60611
                                      Attention:      Mitchell D. Goldsmith
                                      Telephone:      (312) 836-4006
                                      Facsimile:      (312) 527-314
                                      E-Mail:  mgoldsmith@shefskylaw.com

              If to Alembic:          Alembic, Limited
                                      Alembic Road, Vadodara - 390-003
                                      Gujarat, India
                                      Attention:      Vivek Kaushik
                                      Telephone:      0091-265-2307450, 2280882
                                      Facsimile:      0091-265-2281173
                                      E-Mail:  vkaushik@alembic.co.in

         7.5 WAIVERS. Any waiver on the part of either party hereto of any right or interest shall not imply the waiver of any other right or interest, or any subsequent waiver.

         7.6 GOVERNING LAW. The validity, construction and performance of this Agreement shall be determined in accordance with the laws of Delaware applicable to contracts executed and to be wholly performed within such jurisdiction. This Agreement may be executed in several counterparts, whether by original, photocopy or facsimile, all of which when taken together shall be deemed to constitute one valid, binding original.

         7.7 ENTIRE AGREEMENT; PARTIES; SECTION HEADINGS. This Agreement constitutes the entire agreement and understanding between the parties relative to the subject matter hereof and merges and supersedes all prior discussions, representations, understandings and agreements, whether oral or in writing, between the parties with respect to such subject matter, including that certain Memorandum of Understanding dated December 3, 2003, as amended on February __, 2004. The section headings herein shall not affect the interpretation of any of the provisions hereof. This Agreement may be amended only by a written document signed by the parties hereto.

         7.8 RECITALS. The Recitals set forth above are hereby incorporated in and made a part hereof by this reference.

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                                       10

         IN WITNESS WHEREOF, the parties hereto, through their authorized representatives, have caused this Agreement to be signed the date and year first above written.


                                        XECHEM INTERNATIONAL, INC.


                                        By:    /s/ Ramesh C. Pandey
                                               ---------------------------------
                                        Its:   Chairman and COO
                                               ---------------------------------


                                         XECHEM PHARMACEUTICALS NIGERIA, LIMITED


                                         By:    /s/ Ramesh C. Pandey
                                                --------------------------------
                                         Its:   Chairman and COO
                                                --------------------------------


                                         ALEMBIC, LIMITED


                                         By:    /s/ Nitin Jaywant
                                                --------------------------------
                                         Its:   President - API Business
                                                --------------------------------

                                         By:    /s/ Vivek Kaushik
                                                --------------------------------
                                         Its:   Vice President - API Marketing
                                                --------------------------------